Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS FOURTH QUARTER 2022 RESULTS
–4Q 2022 Diluted EPS of $1.48
–4Q 2022 C&I adjusted diluted EPS of $1.56
–4Q 2022 Managed receivables of $20.8 billion
–Raises quarterly dividend by 5.3% to $1.00 per share
–Repurchased 1.6 million shares for $57 million in 4Q

New York, NY, February 7, 2023 - OneMain Holdings, Inc. (NYSE: OMF), the leader in offering nonprime customers responsible access to credit, today reported pretax income of $238 million and net income of $180 million for the fourth quarter of 2022, compared to $355 million and $262 million, respectively, in the prior year quarter. Earnings per diluted share were $1.48 in the fourth quarter of 2022, compared to $2.02 in the prior year quarter.

Net income was $878 million for the full year of 2022, compared to $1.3 billion for the full year of 2021. Earnings per diluted share were $7.06 in the full year of 2022, compared to $9.87 in the prior year.

On February 7, 2023, OneMain declared a quarterly dividend of $1.00 per share, payable on February 24, 2023, to record holders of the Company's common stock as of the close of business on February 17, 2023.

During the quarter, the Company repurchased approximately 1.6 million shares of common stock for $57 million.

“We feel very good about how our business is positioned as demand for loans remains strong and credit performance stabilized in the back half of the year,” said Doug Shulman, Chairman and CEO of OneMain. “As we enter 2023, we are focused on managing credit and maintaining a strong balance sheet, while also investing in new products and channels that will drive long-term shareholder value.”

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $254 million and adjusted net income of $191 million for the fourth quarter of 2022, compared to $413 million and $310 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.56 for the fourth quarter of 2022, compared to $2.38 in the prior year quarter. The decline was primarily driven by higher net charge-offs and an increase in the allowance for finance receivable losses.

C&I generated adjusted net income of $910 million for the full year of 2022, compared to $1.4 billion in the prior year. Adjusted earnings per diluted share were $7.32 for the full year 2022, compared to $10.81 in the prior year.

Management runs the business based on C&I capital generation, which it defines as C&I adjusted net income excluding the after-tax change in C&I allowance for finance receivable losses while still considering the current period C&I net charge-offs. C&I capital generation was $233 million and $1.1 billion for the fourth quarter and full year of 2022, respectively.

Managed receivables, which includes loans serviced for our whole loan sale partners and our credit card receivables, were $20.8 billion at December 31, 2022, up 6% from $19.6 billion at December 31, 2021.

Personal loan originations totaled $3.5 billion in the fourth quarter of 2022, down 9% from $3.8 billion in the prior year quarter. The percentage of secured originations was 50% in the fourth quarter of 2022, down from 52% in the prior year quarter.

Interest income in the fourth quarter of 2022 was $1.1 billion, consistent with the prior year quarter, reflecting higher average net finance receivables, offset by a lower portfolio yield.

Yield was 22.3% in the fourth quarter of 2022, down from 23.3% in the prior year quarter, reflecting impacts from the current macroeconomic environment including higher 90+ days delinquent receivables.

The provision for finance receivable losses was $404 million in the fourth quarter of 2022, up $168 million compared to the prior year period. The increase reflects higher net charge-offs, and an increase in the allowance for finance receivables losses due to growth in the receivables portfolio and changes in the macroeconomic environment.

C&I Select Delinquency and Loss Ratios	December 31, 2022	September 30, 2022	December 31, 2021

Personal loans:
30-89 days delinquency ratio	3.07%	2.81%	2.43%
30+ days delinquency ratio	5.80%	5.22%	4.43%
90+ days delinquency ratio	2.74%	2.41%	2.00%
Net charge-offs	6.88%	5.89%	4.24%

Operating expense for the fourth quarter of 2022 was $367 million, up 5% from $348 million in the prior year quarter reflecting our continued investment in the business.

Funding and Liquidity

As of December 31, 2022, the Company had principal debt balances outstanding of $18.6 billion, 51% of which was secured. The Company had $498 million of cash and cash equivalents, which included $147 million of cash and cash equivalents held at their regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

Cash and cash equivalents, together with the Company’s potential borrowings of $1.25 billion of undrawn committed capacity from an unsecured corporate revolver, $6.1 billion of undrawn committed capacity under the revolving conduit facilities, and $9.3 billion of unencumbered loans, provides a significant liquidity runway under numerous stress scenarios and assuming no access to the capital markets. This liquidity runway calculation contemplates all the anticipated cash needs of the Company.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss the Company's results, outlook, and related matters at 9:00 am Eastern Time on Tuesday, February 7, 2023. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 800-343-1703 (U.S. domestic) or 785-424-1226 (international), and using conference ID 39054, or via a live audio webcast through the Investor Relations section of the OneMain Financial website. For those unable to listen to the live broadcast, a replay will be available on our website, after the event. An investor presentation will be available on the Investor Relations page of OneMain’s website at http://investor.onemainfinancial.com prior to the start of the conference call.

About OneMain Holdings, Inc.

OneMain Financial (NYSE: OMF) is the leader in offering nonprime customers responsible access to credit and is dedicated to improving the financial well-being of hardworking Americans. We empower our customers to solve today’s problems and reach a better financial future through personalized solutions available online and in 1,400 locations across 44 states. OneMain is committed to making a positive impact on the people and the communities we serve. For additional information, please visit www.OneMainFinancial.com.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), and Consumer and Insurance adjusted earnings (loss) per diluted share are key performance measures used to evaluate the performance of our business. Consumer and Insurance adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes net gain or loss resulting from repurchases and repayments of debt, the expense associated with the cash-settled stock-based awards, and other items and strategic activities, which consist of direct costs associated with COVID-19 and restructuring charges. We believe these non-GAAP financial measures are useful in assessing the profitability of our segment.

We also use Consumer and Insurance pretax capital generation and Consumer and Insurance capital generation, non-GAAP financial measures, as a key performance measure of our segment. Consumer and Insurance pretax capital generation represents Consumer and Insurance adjusted pretax income, as discussed above, and excludes the change in our Consumer and Insurance allowance for finance receivable losses in the period while still considering the Consumer and Insurance net charge-offs during the period. Consumer and Insurance capital generation represents the after-tax effect of Consumer and Insurance pretax capital generation. We believe that these non-GAAP measures are useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. We believe that the Company’s reserves, combined with its equity, represent the Company's loss absorption capacity.

We utilize these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (www.omf.com) and the SEC's website (www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “assumes,” “believes,” “can,” “continues,” “could,” “estimates,” “expects,” “forecasts,” “foresees,” “goal,” “intends,” “likely,” “objective,” “plans,” “projects,” “target,” “trend,” “remains,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will” or “would” are intended to identify forward-looking statements, but these words are not the exclusive means of identifying forward-looking statements.

Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events, objectives, goals, projections, strategies, performance, and future plans, and underlying assumptions and other statements related thereto. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. Important factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes and volatility in general economic conditions, including the interest rate environment and the financial markets; the sufficiency of our allowance for finance receivable losses; increased levels of unemployment and personal bankruptcies; the current inflationary environment and related trends affecting our customers; natural or accidental events such as earthquakes, hurricanes, pandemics, floods or wildfires affecting our customers, collateral, or our facilities; a failure in or breach of our information, operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks, war or other disruptions; the adequacy of our credit risk scoring models; risks associated with the COVID-19 pandemic and the measures taken in response thereto; geopolitical risks, including recent geopolitical actions outside the U.S.; adverse changes in our ability to attract and retain employees or key executives; increased competition or adverse changes in customer responsiveness to our distribution channels or products; changes in federal, state, or local laws, regulations, or regulatory policies and practices or increased regulatory scrutiny of our industry; risks associated with our insurance operations; the costs and effects of any actual or alleged violations of any federal, state, or local laws, rules or regulations; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority; our substantial indebtedness and our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with all of our covenants; the effects of any downgrade of our debt ratings by credit rating agencies; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC from time to time.

The liquidity runway scenario disclosed in the press release is based on management’s estimates and assumptions for internal strategic planning purposes and does not constitute guidance or financial projections and should not be regarded or relied on as such.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Forward looking statements included in this document speak only as of the date on which they were made. We undertake no obligation to update or revise any forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended					Fiscal Year
(unaudited, $ in millions, except per share amounts)	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	2022	2021

Interest income	$1,122	$1,118	$1,106	$1,089	$1,121	$4,435	$4,364
Interest expense	(231)	(223)	(219)	(219)	(235)	(892)	(937)
Net interest income	891	895	887	870	886	3,543	3,427
Provision for finance receivable losses	(404)	(421)	(339)	(238)	(237)	(1,402)	(593)
Net interest income after provision for finance receivable losses	487	474	548	632	649	2,141	2,834

Insurance	111	111	111	111	111	445	434
Investment	22	16	9	15	17	61	65
Gain on sales of finance receivables	13	17	16	17	17	63	47
Net gain (loss) on repurchases and repayments of debt	(1)	2	(28)	—	(29)	(27)	(78)
Other	24	24	20	19	19	87	63
Total other revenues	169	170	128	162	135	629	531

Operating expenses	(384)	(363)	(356)	(353)	(379)	(1,457)	(1,448)
Insurance policy benefits and claims	(34)	(31)	(40)	(45)	(50)	(150)	(176)
Total other expenses	(418)	(394)	(396)	(398)	(429)	(1,607)	(1,624)

Income before income taxes	238	250	280	396	355	1,163	1,741
Income taxes	(58)	(62)	(71)	(95)	(93)	(285)	(427)
Net income	$180	$188	$209	$301	$262	$878	$1,314

Weighted average number of diluted shares	121.9	123.6	124.7	127.5	130.0	124.4	133.1
Diluted EPS	$1.48	$1.52	$1.68	$2.36	$2.02	$7.06	$9.87
Book value per basic share	$25.02	$24.56	$24.51	$24.55	$24.20	$25.02	$24.20
Return on assets	3.2%	3.3%	3.8%	5.6%	4.6%	4.0%	6.0%
Average net receivables	$19,894	$19,623	$19,160	$19,083	$19,040	$19,440	$18,281
Yield	22.4%	22.6%	23.1%	23.1%	23.3%	22.8%	23.8%

Change in allowance for finance receivable losses	$(56)	$(128)	$(56)	$24	$(34)	$(216)	$174
Net charge-offs	(348)	(293)	(283)	(262)	(203)	(1,186)	(767)
Provision for finance receivable losses	$(404)	$(421)	$(339)	$(238)	$(237)	$(1,402)	$(593)

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021

Assets
Cash and cash equivalents	$498	$536	$526	$640	$541
Investment securities	1,800	1,747	1,773	1,778	1,992
Net finance receivables	19,986	19,752	19,448	18,979	19,212
Unearned insurance premium and claim reserves	(749)	(747)	(754)	(741)	(761)
Allowance for finance receivable losses	(2,311)	(2,255)	(2,127)	(2,071)	(2,095)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	16,926	16,750	16,567	16,167	16,356
Restricted cash and restricted cash equivalents	461	483	534	531	476
Goodwill	1,437	1,437	1,437	1,437	1,437
Other intangible assets	261	272	273	274	274
Other assets	1,150	1,116	1,085	981	1,003
Total assets	$22,533	$22,341	$22,195	$21,808	$22,079

Liabilities and Shareholders’ Equity
Long-term debt	$18,281	$18,202	$17,922	$17,560	$17,750
Insurance claims and policyholder liabilities	602	600	612	621	621
Deferred and accrued taxes	5	5	1	45	1
Other liabilities	616	522	627	493	614
Total liabilities	19,504	19,329	19,162	18,719	18,986

Common stock	1	1	1	1	1
Additional paid-in capital	1,689	1,685	1,679	1,672	1,672
Accumulated other comprehensive income (loss)	(119)	(125)	(70)	(11)	61
Retained earnings	2,125	2,063	1,994	1,905	1,727
Treasury stock	(667)	(612)	(571)	(478)	(368)
Total shareholders’ equity	3,029	3,012	3,033	3,089	3,093
Total liabilities and shareholders’ equity	$22,533	$22,341	$22,195	$21,808	$22,079

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS, CONTINUED (UNAUDITED)

	As of

(unaudited, $ in millions)	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021

Liquidity
Cash and cash equivalents	$498	$536	$526	$640	$541
Cash and cash equivalents unavailable for general corporate purposes	147	142	151	265	158
Unencumbered gross finance receivables	9,304	9,465	9,621	10,206	10,217
Undrawn conduit facilities	6,125	5,675	5,275	5,350	5,400
Undrawn corporate revolver	1,250	1,250	1,250	1,000	1,000
Drawn conduit facilities	50	500	500	650	600

Net adjusted debt	$17,758	$17,636	$17,375	$17,013	$17,195

Total Shareholders' equity	$3,029	$3,012	$3,033	$3,089	$3,093
Goodwill	(1,437)	(1,437)	(1,437)	(1,437)	(1,437)
Other intangible assets	(261)	(272)	(273)	(274)	(274)
Junior subordinated debt	172	172	172	172	172
Adjusted tangible common equity	1,503	1,475	1,495	1,550	1,554
Allowance for finance receivable losses, net of tax (1)	1,733	1,691	1,595	1,553	1,571
Adjusted capital	$3,236	$3,166	$3,090	$3,103	$3,125

Net leverage (net adjusted debt to adjusted capital)	5.5x	5.6x	5.6x	5.5x	5.5x

(1)	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	2022	2021

Consumer & Insurance	$249	$251	$281	$396	$359	$1,177	$1,788
Other	(1)	1	—	—	(1)	—	(7)
Segment to GAAP adjustment	(10)	(2)	(1)	—	(3)	(14)	(40)
Income before income taxes - GAAP basis	$238	$250	$280	$396	$355	$1,163	$1,741

Pretax income - segment accounting basis	$249	$251	$281	$396	$359	$1,177	$1,788
Net loss (gain) on repurchases and repayments of debt (1)	—	(3)	28	—	29	26	70
Cash-settled stock-based awards	—	(2)	1	1	23	—	54
Other (2)	5	4	1	1	2	11	6
Consumer & Insurance adjusted pretax income (non-GAAP)	$254	$250	$311	$398	$413	$1,214	$1,918

Reconciling items (3)	$(15)	$(1)	$(31)	$(2)	$(57)	$(51)	$(171)

Note:	Amounts may not sum due to rounding.
(1)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a segment accounting basis.
(2)
Includes strategic activities and other items. For fiscal year 2021, refer to the earnings release and financial supplements included as an exhibit to the Company’s Current Report on Form 8-K filed February 2, 2022, and available in the Investor Relations section of the Company’s website (www.omf.com) and the SEC’s website (www.SEC.gov).

(3)	Reconciling items consist of Segment to GAAP adjustment and the adjustments to Pretax income – segment accounting basis for C&I and Other. The adjustments to Other adjusted pretax income (loss) are not disclosed in the table above due to immateriality.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021

Consumer & Insurance	$19,987	$19,754	$19,449	$18,981	$19,215
Segment to GAAP adjustment	(1)	(2)	(1)	(2)	(3)
Net finance receivables - GAAP basis	$19,986	$19,752	$19,448	$18,979	$19,212

Consumer & Insurance	$2,315	$2,259	$2,132	$2,077	$2,102
Segment to GAAP adjustment	(4)	(4)	(5)	(6)	(7)
Allowance for finance receivable losses - GAAP basis	$2,311	$2,255	$2,127	$2,071	$2,095

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, in millions, except per share amounts)	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	2022	2021

Interest income	$1,121	$1,116	$1,104	$1,087	$1,119	$4,429	$4,355
Interest expense	(230)	(221)	(218)	(217)	(233)	(886)	(930)
Net interest income	891	895	886	870	886	3,543	3,425
Provision for finance receivable losses	(404)	(420)	(338)	(237)	(236)	(1,399)	(587)
Net interest income after provision for finance receivable losses	487	475	548	633	650	2,144	2,838

Insurance	111	111	111	111	111	445	434
Investment	22	16	9	15	17	61	65
Gain on sales of finance receivables	13	17	16	17	17	63	47
Other	22	21	17	15	16	75	51
Total other revenues	168	165	153	158	161	644	597

Operating expenses	(367)	(359)	(350)	(348)	(348)	(1,424)	(1,341)
Insurance policy benefits and claims	(34)	(31)	(40)	(45)	(50)	(150)	(176)
Total other expenses	(401)	(390)	(390)	(393)	(398)	(1,574)	(1,517)

Adjusted pretax income (non-GAAP)	254	250	311	398	413	1,214	1,918

Income taxes (1)	(63)	(63)	(78)	(99)	(103)	(304)	(480)

Adjusted net income (non-GAAP)	$191	$187	$233	$299	$310	$910	$1,438

Weighted average number of diluted shares	121.9	123.6	124.7	127.5	130.0	124.4	133.1
C&I adjusted diluted EPS	$1.56	$1.51	$1.87	$2.35	$2.38	$7.32	$10.81

Note:	Amounts may not sum due to rounding.
(1)	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	2022	2021

Interest income	22.3%	22.6%	23.1%	23.1%	23.3%	22.8%	23.8%
Interest expense	(4.6%)	(4.5%)	(4.6%)	(4.6%)	(4.9%)	(4.6%)	(5.1%)
Net interest income	17.8%	18.1%	18.6%	18.5%	18.5%	18.2%	18.7%
Other net revenue (1)	2.7%	2.7%	2.4%	2.4%	2.3%	2.5%	2.3%
Net charge-off	(6.9%)	(5.9%)	(5.9%)	(5.6%)	(4.2%)	(6.1%)	(4.2%)
Change in allowance	(1.1%)	(2.6%)	(1.1%)	0.5%	(0.7%)	(1.1%)	1.0%
Operating expenses	(7.3%)	(7.3%)	(7.3%)	(7.4%)	(7.3%)	(7.3%)	(7.3%)
Income tax expense (2)	(1.3%)	(1.3%)	(1.6%)	(2.1%)	(2.2%)	(1.6%)	(2.6%)
Return on receivables	3.8%	3.8%	4.9%	6.4%	6.5%	4.7%	7.9%

Net finance receivables - personal loans	$19,880	$19,675	$19,385	$18,931	$19,190	$19,880	$19,190
Net finance receivables - credit cards	107	79	64	50	25	107	25
Net finance receivables	19,987	19,754	19,449	18,981	19,215	19,987	19,215
Finance receivables serviced for our whole loan sale partners	766	698	616	528	414	766	414
Managed receivables	$20,753	$20,452	$20,065	$19,509	$19,629	$20,753	$19,629

Average net finance receivables - personal loans	$19,803	$19,553	$19,105	$19,046	$19,037	$19,377	$18,284
Average net finance receivables - credit cards	92	71	57	40	6	65	2
Average net receivables	19,895	19,624	19,162	19,086	19,043	19,442	18,286
Average receivables serviced for our whole loan sale partners	734	659	572	474	351	610	174
Average managed receivables	$20,629	$20,283	$19,734	$19,560	$19,394	$20,052	$18,460

Operating expenses	$(367)	$(359)	$(350)	$(348)	$(348)	$(1,424)	$(1,341)
Average managed receivables	$20,629	$20,283	$19,734	$19,560	$19,394	$20,052	$18,460
Operating expense % of average managed receivables	(7.1%)	(7.0%)	(7.1%)	(7.2%)	(7.1%)	(7.1%)	(7.3%)

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.
(1)	Other net revenue includes total other revenues less insurance policy benefits and claims.
(2)	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
CONSUMER & INSURANCE KEY METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, in millions)	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	2022	2021

Adjusted pretax income (non-GAAP)	$254	$250	$311	$398	$413	$1,214	$1,918

Provision for finance receivable losses	404	420	338	237	236	1,399	587
Net charge-offs	(348)	(293)	(283)	(262)	(204)	(1,186)	(768)
Change in C&I allowance for finance receivable losses (non-GAAP)	56	127	55	(25)	32	213	(181)

Pretax capital generation (non-GAAP)	310	377	366	373	445	1,427	1,737

Capital generation, net of tax(1) (non-GAAP)	$233	$283	$275	$280	$334	$1,070	$1,303
C&I average net receivables	$19,895	$19,624	$19,162	$19,086	$19,043	$19,442	$18,286

Capital generation return on receivables	4.6%	5.7%	5.7%	6.0%	7.0%	5.5%	7.1%

Consumer and Insurance
Non-TDR net finance receivables	$19,072	$18,939	$18,759	$18,307	$18,544	$19,072	$18,544
TDR net finance receivables	915	815	690	674	671	915	671
Net finance receivables (2)	$19,987	$19,754	$19,449	$18,981	$19,215	$19,987	$19,215

Non-TDR allowance	$1,942	$1,947	$1,854	$1,806	$1,823	$1,942	$1,823
TDR allowance	373	312	278	271	279	373	279
Allowance (2)	$2,315	$2,259	$2,132	$2,077	$2,102	$2,315	$2,102

Non-TDR allowance ratio	10.18%	10.28%	9.88%	9.86%	9.83%	10.18%	9.83%
TDR allowance ratio	40.79%	38.22%	40.34%	40.20%	41.56%	40.79%	41.56%
Allowance ratio	11.58%	11.44%	10.96%	10.94%	10.94%	11.58%	10.94%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Amounts may not sum due to rounding.
(1)	Income taxes assume a 25% tax rate.
(2)	For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)."

OneMain Holdings, Inc.
CONSUMER & INSURANCE FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	2022	2021

Personal Loans

Gross charge-offs	$402	$349	$351	$329	$260	$1,431	$990
Recoveries	(58)	(59)	(68)	(67)	(56)	(252)	(222)
Net charge-offs	$344	$290	$283	$262	$204	$1,179	$768

Gross charge-off ratio	8.05%	7.09%	7.37%	7.00%	5.43%	7.39%	5.42%
Recovery ratio	(1.17%)	(1.20%)	(1.41%)	(1.42%)	(1.18%)	(1.30%)	(1.21%)
Net charge-off ratio	6.88%	5.89%	5.96%	5.58%	4.24%	6.09%	4.20%

Average net receivables	$19,803	$19,553	$19,105	$19,046	$19,037	$19,377	$18,284
Yield	22.3%	22.6%	23.1%	23.1%	23.3%	22.8%	23.8%
Origination volume	$3,473	$3,551	$3,897	$2,959	$3,836	$13,879	$13,825

30-89 delinquency	$610	$553	$529	$427	$467	$610	$467
30+ delinquency	$1,154	$1,027	$945	$845	$850	$1,154	$850
90+ delinquency	$544	$474	$416	$418	$383	$544	$383

30-89 delinquency ratio	3.07%	2.81%	2.73%	2.25%	2.43%	3.07%	2.43%
30+ delinquency ratio	5.80%	5.22%	4.88%	4.46%	4.43%	5.80%	4.43%
90+ delinquency ratio	2.74%	2.41%	2.15%	2.21%	2.00%	2.74%	2.00%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I personal loan net finance receivables. Amounts may not sum due to rounding.

Defined Terms

•Adjusted capital = adjusted tangible common equity + allowance for finance receivable losses (ALLL), net of tax
•Adjusted tangible common equity (TCE) = total shareholders’ equity – goodwill – other intangible assets + junior subordinated debt
•Available cash and cash equivalents = cash and cash equivalents – cash and cash equivalents held at our regulated insurance subsidiaries or is unavailable for general corporate purposes
•Average assets = average of monthly average assets (assets at the beginning and end of each month divided by two) in the period
•Average managed receivables = C&I average net receivables + average receivables serviced for our whole loan sale partners
•C&I adjusted diluted EPS = C&I adjusted net income (non-GAAP) / weighted average diluted shares
•Capital generation = C&I adjusted net income – change in C&I allowance for finance receivable losses, net of tax
•Capital generation return on receivables = annualized capital generation / C&I average net receivables
•Credit card purchase volume = credit card purchase transactions + cash advances – returns
•Finance receivables serviced for our whole loan sale partners = unpaid principal balance plus accrued interest of loans sold as part of our whole loan sale program
•Managed receivables = C&I net finance receivables + finance receivables serviced for our whole loan sale partners
•Net adjusted debt = long-term debt – junior subordinated debt – available cash and cash equivalents
•Net leverage = net adjusted debt / adjusted capital
•Opex ratio = annualized C&I operating expenses / C&I average managed receivables
•Other net revenue = other revenues – insurance policy benefits and claims expense
•Pretax capital generation = C&I pretax adjusted net income – change in C&I allowance for finance receivable losses
•Return on assets (ROA) = annualized net income / average total assets
•Return on receivables (C&I ROR) = annualized C&I adjusted net income / C&I average net receivables
•Unencumbered loans = unencumbered gross finance receivables excluding credit cards

OneMain Holdings, Inc.

Investor Contact:
Peter R. Poillon, 212-359-2432
Peter.Poillon@omf.com

Media Contact:
Kelly Ogburn, 410-537-9028
Kelly.Ogburn@omf.com
Source: OneMain Holdings, Inc.